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                                                                   Exhibit 99.1


August 27, 2007
Hudson Savings Bank
Press Release
Contact:  Kenneth R. Simms
          Vice President & Director of Marketing
          978-567-3546

      Hudson Savings Bank and Westborough Bank Announce a Completed Merger

      Mark R. O'Connell, President & CEO of Hudson Savings Bank, is pleased to announce that the legal aspects of the merger agreement between Hudson Savings Bank and Westborough Bank have been completed. He expects the systems conversion to occur on October 22, 2007; at that time the banks, operating as two divisions, will become one bank with a new name - Avidia Bank.

      "The name Avidia Bank, derived from the root word avid meaning enthusiastic, will help differentiate us in the marketplace", O'Connell said. "Our marketing and branding plan will continue to focus on serving the local businesses, individuals and families in communities throughout Central Massachusetts", he went on to say.

      Hudson Savings Bank and Westborough Bank were both organized in 1869 and throughout the years have always been community oriented with strong roots in local cities and towns. This merger will create a larger, active community bank with expanded products and services. The new organization, Avidia Bank, will have assets of approximately $1 Billion and will have its headquarters in Hudson, with branches in Hudson, Westborough, Marlborough, Shrewsbury, Northborough, Clinton and Leominster.